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PricewaterhouseCoopers
Centro Empresarial Água Branca
Av. Francisco Matarazzo, 1400
CEP: 05001-903 São Paulo, SP
Brasil

Exhibit 15.2
Telefone (011) 3674-2000
No. do fax direto (011) 3674-2033

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of TAM S.A. (File No. 333-147020), TAM Linhas Aéreas S.A. (File No. 333-147020-01) and TAM Capital Inc. (File No. 333-147020-02), of our report dated June 7, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Form 20-F/A of TAM S.A., TAM Linhas Aéreas S.A. and TAM Capital Inc. (together, “TAM”) for the year ended December 31, 2008 (the “2008 20-F”).

São Paulo, Brazil
June 7, 2010

/s/ PricewaterhouseCoopers Auditores Independentes

PricewaterhouseCoopers

Auditores Independentes